Exhibit 5.1

                                                     May 10, 1999



Insilco Holding Co.
425 Metro Place North, Fifth Floor
Dublin, Ohio 43017

         We have acted as special counsel for Insilco Holding Co., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to registration under the Act of (i) the resale of 120,000 warrants (the "Warrants") to purchase shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company by certain holders named in an accompanying supplement thereto ("Warrantholders") and (ii) the issuance of up to 62,400 shares of Common Stock ("Warrant Shares") upon exercise of such Warrants to persons who have purchased Warrants under the immediately preceding clause (i) ("Exercising Warrantholders").

         The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of November 9, 1998 between the Company and National City Bank, as Warrant Agent (the "Warrant Agent").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (x) such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights


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            generally and (y) such enforcement may be limited by
            equitable principles of general applicability, regardless of whether enforcement is sought in a proceeding at law or in equity.

         2. The Company has duly authorized and reserved for issuance the Warrant Shares to be issued upon the exercise of the Warrants and, when issued and delivered upon the exercise of the Warrants against payment of the exercise price as provided in the Warrant Agreement, the Warrant Shares will have been validly issued and will be fully paid and non assessable.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the related Prospectus.



                                                              Very truly yours,